Exhibit 107

Calculation of Filing Fee Tables

S-1

(Form Type)

ALPHATIME ACQUISITION CORP

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)(5)
Newly Registered Securities
Fees to Be Paid	Equity	Units(2)	Rule 457(o)	6,900,000	$10.00	$69,000,000.00	0.00011020	$7,603.80
Fees to Be Paid	Equity	Common Stock(3)	Rule 457(g)	6,900,000	-	-	-	-	(4)
Fees to Be Paid	Equity	Warrants(3)	Rule 457(g)	6,900,000	-	-	-	-	(4)
Fees to be Paid	Equity	Rights including as part of the Units	Rule 457(g)	6,900,000	-	-	-	-	(4)
Fees to Be Paid	Equity	Unit Purchase Option	Other	1	$100.00	$100.00	0.00011020	$0.01
Fees to Be Paid	Equity	Units underlying the Representative Units	Other	68,000	$11.50	$782,000.00	0.00011020	$86.18
Fees to Be Paid	Equity	Ordinary Shares included in the Representative Units	Other	68,000	-	-	-	-	(4)
Fees to Be Paid	Equity	Warrants included in the Representative Units	Other	68,000	-	-	-	-	(4)
Fees to be Paid	Equity	Ordinary Shares underlying the Rights including as part of this Units	Other	68,000	-	-	-	-	(4)

	Total Offering Amounts					$69,782,100		$7,689.99
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$7,689.99

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes 900,000 units which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, each consisting of one ordinary share and one whole redeemable warrant.

(3)	Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g) under the Securities Act.

(5)	An additional indeterminate amount of securities are being registered hereby to be offered solely for certain market making transactions, by affiliates of the Registrant. Pursuant to Rule 457(q) under the Securities Act, no additional filing fee is required.